Filed Pursuant To Rule 433, Registration No. 333-124310

$1,000,000,000

CATERPILLAR FINANCIAL SERVICES CORPORATION

For the Period: 7/10/2006 to 7/17/2006

Coupon	Interest	Maturity	Callable	Survivor's Option	Price[1]	Yield[2]	Moody's	S&P	CUSIP
5.400%	Semi-Annual(†††)	7/15/09	NO	YES§	100.00	5.400%	A2	A	14911Q3Y5
6.100%	Semi-Annual(†††)	7/15/16	7/15/08***	YES§	100.00	6.099%	A2	A	14911Q3Z2
6.200%	Semi-Annual(†††)	7/15/18	7/15/08***	YES§	100.00	6.199%	A2	A	14911Q4A6
6.300%	Semi-Annual(†††)	7/15/21	7/15/09***	YES§	100.00	6.300%	A2	A	14911Q4B4

Settlement Date - Thursday, July 20, 2006

Pricing Supplement as of Monday, July 17, 2006

(†††) First Payment date 1/15/2007

§ The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

*** Callable at 100% beginning on the call date above and semi-annual thereafter with 30 days notice.

1 Prices are quoted as a percentage of par.

2 Yields are quoted on a semi-annual bond equivalent yield basis.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.

LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.